Exhibit 10.45

October 7, 2015

Adam Craig

Sunesis Pharmaceuticals, Inc.

95 Oyster Point Blvd.

South San Francisco, CA 94080

Dear Adam:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Sunesis Pharmaceuticals, Inc. (the “Company”) is offering to you.

1.Separation.  Your last day as an employee with the Company and your employment termination date will be December 31, 2015 (the “Separation Date”).   Between now and November 30, 2015, your duties and compensation will remain the same.  Effective December 1, 2015, it is anticipated that upon agreement between you and the Company’s CEO your schedule will be reduced so that you are only working approximately three days per week, and your salary will be adjusted to not less than 60% of your current base salary (with appropriate upward adjustment from 60% if you are working more that three days per week).

2.Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3.Health Insurance.  You will remain on the Company’s health insurance plan through November 30, 2015.  Thereafter, you may continue your insurance at your own expense under COBRA.  You will be provided with a separate notice describing your rights and obligations under COBRA.  The Company will pay your COBRA premium for December 2015 provided that you timely elect COBRA coverage.

4.Consulting Agreement.  If you timely sign this Agreement and allow the release set forth herein to become effective, then the Company will engage you as a consultant under the terms set forth below.

a.Consulting Period.  You will serve as a consultant to the Company beginning immediately following the Separation Date and ending on June 30, 2017 (the “Consulting Period”); provided, however, that either party may terminate the Consulting Period for its convenience upon thirty (30) days notice to the other party.

b.Consulting Services.  As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”).  You will conduct the Consulting Services at a location of your choosing.  You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.

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c.Consulting Fee.  Provided that you (i) perform the Consulting Services, and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you a consulting fee equal to $172,400 upon ratification of the MAA filing (payable within thirty days after such ratification, regardless of whether the Consulting Period has been terminated prior to such time).  Additionally, the Company will pay you consulting fees equal to $375 per hour, subject to your submission of monthly invoices documenting your hours.

d.Equity.  During your employment with the Company, you were granted options to purchase shares of the Company’s common stock.  You and the Company agree that during the Consulting Period, the vesting on these options will cease.  Nevertheless, during the Consulting Period, you will be deemed to be in “continuous service” for purposes of exercising any vested shares subject to the options, which means that you will have three (3) months following the conclusion of the Consulting Period to exercise any vested shares.  Except as provided in this paragraph, the options shall continue to be governed in all respects by the governing plan documents and agreements.  You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of the options.

e.Tax Treatment.  The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any consulting fees paid to you. You will be responsible for all taxes with respect to the consulting fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with your failure to pay such taxes.  You will not be responsible for claims, liabilities, damages, fines or penalties sought or recovered by any governmental entity in the event it is determined that your proper status is an employee as opposed to an independent contractor.

f.Independent Contractor Status.  You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

g.Protection of Information.  You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company.  Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

h.Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You agree not to represent or

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purport to represent the Company in any manner whatsoever to any third party except with my prior written consent.

i.Standards of Conduct; Noncompetition.  You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States.  You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company.  Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

5.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.   You further expressly acknowledge and agree that you are not entitled to any severance benefits from the Company under the terms of your offer letter from the Company or your Executive Severance Benefits Agreement with the Company.

6.Expense Reimbursements.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Return of Company Property.  By the Separation Date or if applicable at end of the Consulting Period, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you are permitted to retain any Company property that is necessary for the performance of your services under the Consulting Agreement.  Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

8.Proprietary Information Obligations.  You acknowledge and agree to abide by your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

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9.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) during the term of your consultancy, you are permitted to disclose that you are serving as a consultant to the Company.

10.Nondisparagement.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company The Company agrees to use its best efforts to prevent its employees, officers and directors from disparaging you; provided that the Company’s employees will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.Release of Claims.

a.General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.

b.Scope of Release.  This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) or the California Fair Employment and Housing Act (as amended).

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c.Excluded Claims.  Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that cannot be waived as a matter of law; (iii) any rights to coverage under any D&O or other insurance policy or (iv) any claims arising from the breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.

13.ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

14.Section 1542 Waiver.  In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15.Indemnification.  The Company agrees to indemnify and hold you harmless from any and all liabilities, losses, damages and expenses including advancement of reasonable attorneys fees resulting from any and all actions demands or claims (each a “Claim”) arising from your provision of the Consulting Services pursuant to this agreement that were taken by you in good faith.

16.Miscellaneous.  This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or

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amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Daniel Swisher, Jr.

Daniel Swisher, CEO and President

Exhibit A – Confidential Information and Invention Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/Adam Craig10/7/15
Adam CraigDate

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Exhibit A

CONFIDENTIAL INFORMATION AgreemenT

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